Exhibit 10.41.3

CASH BALANCE RETIREMENT PLAN FOR EMPLOYEES OF

ASSOCIATED GROCERS, INC.

(formerly known as the Retirement Plan for Employees

of Associated Grocers, Inc.)

AMENDED AND RESTATED

EFFECTIVE

December 31, 2008

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2.2	Reemployment After a Termination	10
2.3	Employees in a Bargaining Unit	11

SECTION 3 RETIREMENT DATES		11
3.1	Normal Retirement Date	11
3.2	Early Retirement Date	11
3.3	Deferred Retirement Date	11
3.4	Retirement Date	12

SECTION 4 RETIREMENT BENEFITS		12
4.1	Accrued Benefit	12
4.2	Normal Retirement Benefit	14
4.3	Early Retirement Benefit	14
4.4	Deferred Retirement Benefit	14
4.5	Reemployment After Retirement	14
4.6	Benefits For Terminated Participants	15
4.7	Qualified Military Service	15

SECTION 5 FORMS OF PAYMENT		15
5.1	Forms of Payment	15
5.2	Automatic Form of Benefit	16
5.3	Limitation on Forms of Payment	17
5.4	Directed Rollovers	17

SECTION 6 DEATH AND DISABILITY BENEFITS		18
6.1	Death Benefit	18
6.2	Disability Benefits	19

SECTION 7 VESTING		19
7.1	Vesting	19
7.2	Termination Prior to Vesting	20
7.3	Termination after Vesting	20
7.4	Forfeitures	20

SECTION 8 LIMITATIONS ON BENEFITS		21
8.1	Limitation on Benefits	21
8.2	Maximum Annual Benefit Payable Under the Plan	23

SECTION 9 TOP HEAVY PROVISIONS		26
9.1	Scope	26
9.2	Top Heavy Status	26
9.3	Minimum Benefit	28
9.4	Vesting	29

SECTION 10 ADMINISTRATION OF THE PLAN		30
10.1	Plan Administrator	30
10.2	Organization and Procedures	30
10.3	Duties and Authority of Retirement Committee	31

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10.4	Expenses	32
10.5	Bonding and Insurance	32
10.6	Commencement of Benefits	32
10.7	Appeal Procedure	33
10.8	Plan Administration - Miscellaneous	34
10.9	Domestic Relations Orders	36
10.10	Plan Qualification	38
10.11	Deductible Contribution	38
10.12	Participant Rollovers	38
10.13	Payment of Benefits Through Purchase of Annuity Contract	38

SECTION 11 PARTICIPATING EMPLOYERS		39
11.1	Plan Adoption	39
11.2	Transfer of Employees	39
11.3	Withdrawal From the Plan	39

SECTION 12 AMENDMENT AND TERMINATION		39
12.1	Amendment - General	39
12.2	Amendment - Consolidation or Merger	40
12.3	Termination of the Plan	40
12.4	Allocation of the Trust Fund on Termination of Plan	41

SECTION 13 FUNDING		41
13.1	Contributions to the Trust	41
13.2	Trust Fund for Exclusive Benefit of Participants	42
13.3	Trustee	42
13.4	Investment Manager	42

SECTION 14 FIDUCIARIES		42
14.1	Limitation of Liability of the Employer and Others	42
14.2	Indemnification of Fiduciaries	43
14.3	Scope of Indemnification	43

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PREAMBLE

THIS RETIREMENT PLAN (hereinafter referred to as the “Plan” and formerly known as the Retirement Plan for Employees of Associated Grocers, Inc.) was amended and restated effective January 1, 2001, to be a Cash Balance Pension Plan; and

WHEREAS, the Employer established this Plan effective March 17, 1988, to provide retirement benefits to Employees who become covered under the Plan; and

WHEREAS, the Employer amended the Plan effective April 1, 1991; and

WHEREAS, on August 12, 1993, the Employer amended and restated the Plan effective March 17, 1988; and

WHEREAS, the Employer again amended the Plan effective October 1, 1994, to comply with certain tax law changes; and

WHEREAS, the Employer amended and restated the Plan, effective January 1, 2001, to be a Cash Balance Plan - the Accrued Benefits of a Participant prior to January 1, 2001, shall be determined under the Plan formula in effect on December 31, 2000; and

WHEREAS, the Employer amended the Plan, effective January 1, 2003, to comply with the Economic Growth and Tax Relief Reconciliation Act of 2001; and

WHEREAS, the Plan shall be maintained for the exclusive benefit of covered Employees, and is intended to comply with the Code, ERISA, and other applicable law; and

WHEREAS, pursuant to the Agreement to Transfer Plan Sponsorship (“Agreement”), Associated Grocers, Incorporated (“AG”) transferred sponsorship of the Plan to Unified Grocers, Inc. (“Unified”) and Unified assumed sole sponsorship of the Plan, effective September 30, 2007. Effective September 30, 2007, Unified will continue as the sole sponsor of the Plan within the meaning of Section 3(16)(B) of ERISA. The Agreement is hereby incorporated into the Plan by reference; and

WHEREAS, immediately upon the transfer of sponsorship to Unified, Unified has sole authority to take actions under the Plan that AG had immediately prior to the transfer of sponsorship, including the authority to amend or terminate the Plan in accordance with its terms; and

WHEREAS, Unified now desires to amend and restate the Plan to incorporate previous Plan amendments; and

WHEREAS, Unified now desires to freeze the Plan, effective December 31, 2008, such that Participants accrue no further benefits under the Plan and no additional Employees may become Participants in the Plan after December 31, 2008; and

WHEREAS, Unified now desires to merge the Plan with and into the Unified Grocers, Inc. Cash Balance Plan (the “Unified Plan”), effective December 31, 2008.

NOW, THEREFORE, except as otherwise specified herein, (i) Unified does hereby amend and restate the Plan as set forth in the following pages effective December 31, 2008 (unless otherwise stated herein), except that any change required by federal law, including without limitation, amendments to the Code, ERISA, the Age Discrimination in Employment Act and regulations or rulings issued pursuant thereto shall be effective on the latest date on which such change may become effective and comply with such laws; and (ii) Unified does hereby merge the Plan with and into the Unified Plan, effective December 31, 2008. Effective January 1, 2009, the terms and conditions governing the Participants in the Plan shall be as set forth in the Unified Plan, except that the calculation of a Participant’s frozen Accrued Benefit as of December 31, 2008, shall be determined under the terms of this Plan.

SECTION 1

DEFINITIONS

The following terms when used herein shall have the following meaning, unless a different meaning is plainly required by the context. Capitalized terms are used throughout the Plan text for terms defined by this and other sections.

1.1	Account Balance

“Account Balance” means the hypothetical account for a Participant that is credited with a pay credit and interest as provided in Section 4.1(b), hereof.

1.2	Accrued Benefit

“Accrued Benefit” means as of January 1, 2001, the benefit determined by the formula specified in Section 4.1 of this Plan. Benefits accrued on or after January 1, 2001 shall be determined in accordance with the cash balance provisions of this Plan. Benefits accrued prior to January 1, 2001, shall be determined in accordance with the Plan formula in effect on December 31, 2000, such Plan described in Appendix “A” attached hereto. Despite any other provisions of the Plan, effective December 31, 2008, each Participant’s Accrued Benefit shall be frozen.

1.3	Actuarially Equivalent/Actuarially Adjusted

Effective for benefits accrued after January 1, 2001, “Actuarially Equivalent,” “Actuarially Adjusted” and, similar terms (for purposes other than determining contributions to the Trust Fund) means that the present value of two payments or series of payments shall be of equal value when computed utilizing GATT interest and mortality assumptions, e.g. 30 year U.S. Treasury interest rate, determined for November of the preceding Plan Year, and GAM 83 Mortality Table on a 50/50 unisex basis. Benefits accrued prior to January 1, 2001 shall be computed utilizing the Plan’s interest and mortality assumption that were in place on December 31, 2000, adjusted only if necessary to comply with changes in the law.

Effective January 1, 2003, and notwithstanding any other Plan provision to the contrary, any reference in the Plan to the GAM 1983 Mortality Table shall be construed as a reference to the mortality table prescribed in Rev. Rul. 2001-62, as hereinafter updated, modified or changed by applicable notice, rule, regulation or law, such change hereby incorporated by reference.

1.4	Affiliated Companies

“Affiliated Companies” means:

(a)	the Employer,

(b)	any other corporation which is a member of a controlled group of corporations which includes the Employer (as defined in Section 414(b) of the Code),

(c)	any other trade or business under common control with the Employer (as defined in Section 414(c) of the Code), or

(d)	any other member of an affiliated service group which includes the Employer (as defined in Section 414(m) of the Code).

For purposes of the limitation on benefits in Section 8.2, the determination of whether an entity is an Affiliated Company will be made by modifying Sections 414(b) and (c) of the Code as specified in Section 415(h) of the Code.

1.5	Annuity Starting Date

“Annuity Starting Date” means the first day of the first period for which a Plan benefit is payable as an annuity, or any other form.

1.6	Beneficiary

“Beneficiary” means the Participant’s surviving spouse or beneficiary designated with spousal consent, if married, or, if none, the Participant’s Estate.

1.7	Board of Directors or Board

“Board of Directors” or “Board” means the Board of Directors of the Company.

1.8	Code

“Code” means the Internal Revenue Code of 1986, as amended and including all regulations promulgated pursuant thereto.

1.9	Company

“Company” means, prior to September 30, 2007, Associated Grocers, Inc., a Washington corporation. On and after September 30, 2007, “Company” means Unified Grocers, Inc.

1.10	Compensation

“Compensation” for any tax year has the meaning set forth in Section 415(c)(3) of the Code and specifically Regulation § 1.415-2(d)(11)(ii). “Compensation” is also referred to in this Plan as “Earnings.” (Sec Plan Section 1.14)

1.11	Credited Service

“Credited Service” means all completed years and days of Service (expressed in whole and fractional years) for the Employer commencing on the date the Employee became an Employee and ending on the date the Employee Terminates, excluding Periods of Service forfeited due to a Period of Severance, excluding Periods of Service which are not considered for vesting purposes, and, including periods not in Service due to Temporary Termination. For purposes of this Cash Balance Plan, only Credited Service after January 1, 2001 shall be credited for purposes of determining a Participant’s Accrued Benefit under the cash balance provisions of this Plan as set forth in Paragraph 4.1(b), hereof. Credit Service prior to January 1, 2001, shall be credited for purposes of determining a Participant’s Accrued Benefit pursuant to paragraph 4.1(a) which, in turn, is calculated pursuant to the terms of the Plan in existence on December 31, 2000. Participants shall accrue no additional Credited Service after December 31, 2008.

1.12	Dependent Child

“Dependent Child” and similar terms as the context requires means any natural or adopted child of the Participant, or any other child for whom the Participant could claim a federal income tax deduction who was living with the Participant in a parent-child relationship at the time of the Participant’s death.

1.13	Disabled

“Disabled” and similar terms as the context requires means a Participant is entitled to benefits under an Employer-sponsored long-term disability plan, or a long-term disability plan to which the Employer contributes on behalf of the Participant.

1.14	Earnings

“Earnings” for each calendar year means amounts received during the calendar year by the Employee from the Employer that are currently includible in gross income for purposes of federal income tax withholding at the source without limitation based on the nature or location of the employment or services performed, plus elective contributions made by the Employer on the Employee’s behalf. “Elective contributions” are amounts excludible from the Employee’s gross income under Code §§ 125, 402(e)(3), 402(h), 403(b), 457(b) or 408(p), 132(f) and contributed by the Employer, at the Employee’s election, to a Code Section 401(k) arrangement, A Simplified Employee Pension, A SIMPLE arrangement, a cafeteria plan, a transportation fringe benefit plan, tax-sheltered annuity, or certain state and local government plan and employee contributions “picked up” by the employer under Code Section 414(h).

Notwithstanding the foregoing, annual Earnings in excess of the limit provided in Code Section 401(a)(17) shall be disregarded; provided, however, that such limit shall be automatically adjusted for future years to the maximum permissible dollar limitation in accordance with Section 401(a)(17)(B) of the Code.

1.15	Effective Date

“Effective Date” means December 31, 2008, the date of this Amendment and Restatement.

1.16	Eligible Employee

“Eligible Employee” means any Employee, provided, however, the following shall not be considered Eligible Employees for purposes of this Plan: a Leased Employee; an employee covered under a collective bargaining agreement where retirement benefits were the subject of good faith bargaining which does not provide for retirement benefits under this Plan; an employee classified by the Employer as an independent contractor regardless of whether such Employee has a different status as determined by a governmental agency or a court of law; a Temporary Employee, e.g. Employees hired on a full or part-time basis for a specific assignment.

“Leased Employee” means an individual who, pursuant to a leasing agreement between the Employer and any other person, has performed services for the Employer (or for the Employer an any persons related to the Employer within the meaning of Code § 144(a)(3) on a substantially full time basis for at least one year and who performs such services under the primary direction or control of the Employer.

1.17	Employee

“Employee” means any person other than a nonresident alien with no U.S. source income, who is employed by the Employer and who is classified by the Employer as a common law employee and any leased employee within the meaning of Code Section 414(n)(2); provided, however, if Leased Employees constitute twenty percent (20%) or less of the Employer’s non-highly compensated work force, the term “Employee” shall not include a Leased Employee who is covered by a plan maintained by the leasing organization which meets the requirements of Code Section 414(n)(5).

1.18	Employer

“Employer” means the Company and shall also include any other Affiliated Companies as provided from time to time in appendices to this Plan, who are participating employers pursuant to Section 11.

1.19	Employment Commencement Date

“Employment Commencement Date” means the date on which an Employee first completes an Hour of Service for the Employer or an Affiliated Company during the current period of employment.

1.20	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including all regulations promulgated pursuant thereto.

1.21	Final Average Monthly Earnings

“Final Average Monthly Earnings” means one twelfth of the highest average annual Earnings received by the Participant during any five consecutive calendar year period. In the event the Participant has less than five consecutive years of employment, the computation period shall be based upon (1) the most recent five years of employment (whether or not consecutive), or (2) the total Period of Service with the Employer, whichever is less.

1.22	Hour of Service

“Hour of Service” means each hour for which an Employee is paid or entitled to payment for the performance of duties for the Employer or any Affiliated Company.

1.23	Member Corporation

“Member Corporation” means a corporation, which owns stock in Associated Grocers, Inc. and enters into an adoption agreement under the Member Plan, any Affiliated Companies of the Member Corporation, and any other employer participating in the Member Plan.

1.24	Member Plan

“Member Plan” means the Retirement Plan for Employees of Associated Grocers, Inc. and Member Corporations, in which the Company suspended benefit accruals as of March 16, 1988 and subsequently terminated its participation, and which still remains in force for several Member Corporations and their employees.

1.25	Participant

“Participant” means an Eligible Employee who qualifies for participation pursuant to Section 2.1 or 2.2. A nonvested Participant shall cease to be a Participant on the date he or she incurs a one-year Period of Severance. A vested Participant shall cease to be a Participant when his or her benefit payments from the Plan are completed.

1.26	Period of Service

Effective January 1, 2001 “Period of Service” means the period of time (expressed in years and days) commencing with the Employment Commencement Date and ending on the Severance From Service Date. A Period of Service of 365 days shall equal a one year Period of Service. Non-successive periods are aggregated to determine the Employee’s total Period of Service. For vesting and participation purposes, an Employee’s Period of Service shall also include the following:

(a)	Periods not in Service due to Temporary Termination; and

(b)	Periods of Service with an Affiliated Company.

Where the Employer maintains the plan of a predecessor employer, service for such predecessor employer shall be treated as service for the Employer as required by the Code.

Notwithstanding the foregoing, (i) a Participant’s Period of Service credited prior to January 1, 2001, shall be determined in accordance with the Plan in effect as of December 31, 2000; and (ii) a Participant’s Period of Service shall be frozen as of December 31, 2008.

1.27	Period of Severance

“Period of Severance” means the period of time (expressed in years and days) commencing at the Severance From Service Date and ending on the date the Employee again performs an Hour of Service for the Employer; provided however, such period shall commence one year later if a male or female Employee is absent due to pregnancy, birth or adoption of a child, or caring for a child immediately following birth or adoption.

1.28	Plan

“Plan” means the Retirement Plan for Employees of Associated Grocers, Inc., either in its previous or present form or as amended from time to time. Effective January 1, 2001, the Plan was renamed Cash Balance Retirement Plan for Employees of Associated Grocers, Inc., and “Plan” now means the renamed Plan.

1.29	Plan Administrator

“Plan Administrator” means the person or entity designated in Section 10 to administer the Plan.

1.30	Plan Year

“Plan Year” means the twelve month period beginning January 1 and ending December 31. For the period October 1, 2000 through December 31, 2000 there existed a short plan year. Prior to October 1, 2000 the Plan Year was the twelve-month period beginning October 1 and ending September 30; such Plan Year governed the Plan as described in Appendix “A,” hereto.

1.31	Retirement Committee

“Retirement Committee” means the committee as from time to time constituted and appointed by the Employer to administer the Plan.

1.32	Service

“Service” means periods for which an Employee is paid or entitled to payment for the performance of duties for the Employer or an Affiliated Company.

1.33	Severance From Service Date

“Severance From Service Date” means the earlier of the date on which an Employee quits, retires, is discharged or dies, or the first anniversary of absence from work for any other reason; provided however, that a Participant shall not be deemed to have severed from Service during any Period of Service in any branch of the United States Armed Forces if he or she has a right to guaranteed re-employment with the Employer under Section 9 of the Military Selective Act, 38 U.S.C. 2021, and he or she returns to the Employer’s employment within the time specified in 38 U.S.C. 2021 or sixty (60) days thereafter.

1.34	Social Security Retirement Age

“Social Security Retirement Age” means age sixty-five if the Participant was born before January 1, 1938, age sixty-six if born after December 31, 1937, but before January 1, 1955, and age sixty-seven if born after December 31, 1954.

1.35	Temporarily Terminated

Termination is deemed “Temporary” if the Employee is rehired and in Service within one year of the initial date of absence from work.

1.36	Terminated

“Terminated” and other terms derived from “Terminate” as the context requires, such as “Termination,” mean no longer in Service or employed as an Employee with the Employer for reasons of quit, retirement, discharge or death. An Employee shall also be deemed Terminated on the first anniversary of the initial date of absence for any other reason, provided such absence lasted at least twelve months; provided, however, that a Participant shall not be deemed to have Terminated during any Period of Service in any branch of the United States Armed Forces if he or she has a right to guaranteed re-employment with the Employer under Section 9 of the Military Selective Act, 38 U.S.C. 2021, and he or she returns to the Employer’s employment within the time specified in 38 U.S.C. 2021 or sixty days thereafter.

1.37	Trust or Trust Fund

“Trust” or “Trust Fund” means the trust fund into which shall be paid all contributions and from which all benefits shall be paid under this Plan.

1.38	Trustee

“Trustee” means the trustee or trustees, who receive, hold, invest and disburse the assets of the Trust in accordance with the terms and provisions set forth in a trust agreement.

1.39	Additional Definitions in Plan

The following terms are defined in the following sections of the Plan:

Section
Aggregate Account	9.2(d)
Aggregation Group	9.2(g)
Annual Benefit	8.2(d)
Benefit	8.1(c)(ii)
Deferred Retirement Benefit	4.4
Deferred Retirement Date	3.3
Determination Date	9.2(b)
Disability Benefit	6.2
Early Retirement Benefit	4.3
Early Retirement Date	3.2
Highly Compensated Employee	8.1(c)(iii)
Investment Manager	13.4
Joint and Survivor Annuity	5.1(c)
Leased Employee	1.16
Key Employee	9.2(f)
Normal Retirement Benefit	4.2
Normal Retirement Date	3.1
Pay Credit	4.1(b)(i)
Present Value of Accrued Benefits	9.2(e)
Qualified Domestic Relations Order	10.9
Qualified Military Service	4.7
Restricted Group	8.1(c)(i)
Retirement Date	3.4
Statutory Joint and Survivor Annuity Option	5.2(a)
Top Heavy	9.2(a)
Valuation Date (for Top Heavy)	9.2(c)
Whole Life Annuity	5.1(b)

SECTION 2

PARTICIPATION

2.1	Eligibility for Participation

Each Eligible Employee who was a participant in this Plan on December 31, 2000 shall become a Participant on the Effective Date. Any other Eligible Employee shall become a Participant under this Plan on the, first of the month coinciding with or next following:

(a)	attainment of age twenty-one (21); and

(b)	completion of a one-year Period of Service; or,

if later, the first of the month coinciding with or next following the date on which he or she becomes an Eligible Employee. Only earnings while a Participant shall be utilized in calculating an Eligible Employee’s Accrued Benefit.

(a)	Subject to paragraph b, below, effective upon the transfer of sponsorship of the Plan to Unified on September 30, 2007, the only employees eligible to participate shall be employees of Unified who were hired from AG in connection with the purchase of assets under the Asset Purchase Agreement on or before the close of the 30-day period following the closing of the Asset Purchase Agreement.

(b)	The change in eligibility in paragraph a shall not terminate continued participation in and accrual of benefits under the Plan by (i) any employee of AG or (ii) any employee of any of AG’s subsidiaries whose adoption of the. Plan for the benefit of its employees remained in effect through September 30, 2007, who remains employed by AG or such AG subsidiary after Closing, until 15 days after notice of such change that is required under section 204(h) of the Employee Retirement Income Security Act of 1974, as amended, and section 4980F of the Internal Revenue Code has been given.

(c)	Despite any other provisions of the Plan, effective after December 31, 2008, no Employee or Eligible Employee shall be eligible to become a Participant.

2.2	Reemployment After a Termination

Upon the reemployment of a Terminated former Participant as an Eligible Employee, he or she shall immediately become a Participant.

An Employee who Terminates prior to becoming a Participant and is later reemployed shall become a Participant upon satisfying the requirements of Section 2.1. Periods of Service before and after a Period of Severance shall be aggregated, except that in the event an Employee incurs a one-year Period of Severance, his or her prior Service shall be disregarded following reemployment for purposes of Section 2.1.

2.3	Employees in a Bargaining Unit

An Employee belonging to a collective bargaining unit which has entered into an agreement with the Employer that does not provide for retirement benefits under this Plan, shall not qualify for participation; however, the period of employment shall be included for purposes of determining whether such an Employee is entitled to the Enhanced Formula contained in Section 4.1(b) and for purposes of vesting service, if he or she later becomes an Eligible Employee and a Participant in the Plan, notwithstanding any other provision to the contrary. Any collective bargaining units which have entered into agreements with the Employer that provide for participation in this Plan are listed in an appendix to this Plan. An Employee’s vested Accrued Benefit under Section 4.1(a) of this Plan shall be reduced by the benefit accrued prior to January 1, 2001 payable from a collectively bargained defined benefit plan to which an Employer contributed to the extent of the Participant’s vested interest therein at the Annuity Starting Date.

SECTION 3

RETIREMENT DATES

3.1	Normal Retirement Date

The Normal Retirement Date for a Participant shall be the first day of the month coinciding with or next following the later of i) attainment of age sixty-five (65), or ii) completion of five years of participation in the Plan.

3.2	Early Retirement Date

Each Participant who attains age fifty-five (55) and completes a ten-year Period of Service may elect, in writing, an Early Retirement Date. Such Early Retirement Date shall be before the Normal Retirement Date and after Termination on the first day of any month coinciding with or following the date the early retirement requirements are met.

3.3	Deferred Retirement Date

The Deferred Retirement Date for a Participant who continues working after the Normal Retirement Date shall be the first day of the month coinciding with or next following his or her Termination date; provided, however, the Deferred Retirement Date shall not be later than April 1 following the calendar year in which the Participant attains age seventy and one half (70 1/2) or terminates employment, if later. However, if the Participant is a greater than 5% owner, the Deferred Retirement Date shall not be later than April 1 following the calendar year in which the Participant attains age seventy and one half (70 1/2). Notwithstanding the above, if the Participant attained age seventy and one half (70 1/2) prior to January 1, 1988 and was not a five percent (5%) owner at any time after age sixty-six and one half (66 1/2), the Deferred Retirement Date shall be the first day of the month coinciding with or next following his or her termination date.

3.4	Retirement Date

The Retirement Date for a Participant shall be one of the dates specified in Sections 3.1, 3.2 or 3.3 above, on which benefits are to commence. The Retirement Date for a Participant who Terminates prior to retirement with a vested Accrued Benefit shall be Normal Retirement Date, unless such Participant qualifies for and elects to receive benefits at an Early Retirement Date. Despite the foregoing, with respect to the portion of a Participant’s Accrued Benefit derived from service on or after January 1, 2001, if any, the Retirement Date for a Participant who Terminates prior to retirement with a vested Accrued Benefit shall be any date elected by such Participant to receive benefits after he or she Terminates. Such benefits may be paid in any of the forms provided under Section 5.1.

SECTION 4

RETIREMENT BENEFITS

4.1	Accrued Benefit

The Accrued Benefit for any Participant shall equal the amount determined under (a) and (b) below, if the Participant’s Annuity Starting Date occurs on or before August 17, 2006 and before the Participant’s Normal Retirement Date, the Accrued Benefit as of the Participant’s Annuity Starting Date for service on or after January 1, 2001 shall equal the Actuarial Equivalent (assuming no mortality prior to the Participant’s Normal Retirement Date) as of the Annuity Starting Date of the amount determined under (b) below for service on or after January 1, 2001, with interest under (b)(iii) projected to the Participant’s Normal Retirement Date at the rate in effect on the Participant’s Annuity Starting Date. The Accrued Benefit shall be Actuarially Adjusted for the form of payment and Actuarially Adjusted for any prior distribution from the Plan that is not repaid.

(a)	A Participant shall be entitled to a benefit based on Credited Service through December 31, 2000 under the terms of the Plan as in existence on December 31, 2000. The form of payment of such benefit shall be the benefit options in effect under the Plan on December 31, 2000. In addition, the Participant shall accrue a benefit based on service on or after January 1, 2001, as set forth in paragraph (b), below.

(b)	No credits hereunder shall be provided with respect to Earnings for which the Employer has made a contribution to a Union plan on the Participant’s behalf.

Only Earnings while a Participant shall be utilized in determining an Accrued Benefit. For the first year of participation, Earnings shall be the Participant’s total Earnings for the Plan Year pro-rated by multiplying such Earnings by the quotient obtained from dividing the number of days as a Participant by 365.

For service on or after January 1, 2001, a Participant shall be entitled to a benefit calculated under either the Basic Formula or Enhanced Formula set forth below and credited with Interest, as set forth in subparagraph (iii), below:

(i)	Basic Formula. This formula governs all Participants who become participants on or after January 1, 2001. Such a Participant shall receive an Accrued Benefit equal to the sum of the amounts credited to his or her Account Balance, as follows: Such a Participant shall receive credit in such account equal to 2.5% of Earnings (e.g., a “Pay Credit”) for each one year Period of Service after December 31, 2000. Interest shall be credited to such account as specified in subparagraph (iii), below. Such Account Balance shall be expressed in terms of a lump sum which shall be Actuarially Adjusted for a form of payment other than a lump sum.

(ii)	Enhanced Formula. A Participant who was a participant in this Plan as of December 31, 2000, shall receive a credit to his or her Account Balance for each one year Period of Service after December 31, 2000, and through December 31, 2015, based on the following schedule

Age on 12/31	Regular Credit		Enhanced Credit	Total “Pay Credit”
<45	2.5 of Earnings	+	0% of Earnings	2.5 of Earnings
45-49	2.5 of Earnings	+	5% of Earnings	3.0 of Earnings
50-54	2.5 of Earnings	+	1.5% of Earnings	4.0 of Earnings
55-59	2.5 of Earnings	+	2.5% of Earnings	5.0 of Earnings
60+	2.5 of Earnings	+	3.5% of Earnings	6.0 of Earnings

If an Employee terminates employment after December 31, 2000, and returns to service after at least a one (1) year Period of Severance, such Employee shall no longer be eligible for an enhanced credit and the remainder of such Employee’s service shall be credited under subparagraph (i), above. Interest shall be credited to such account as specified in subparagraph (iii), below. Pay Credits after December 31, 2015 shall be at the basic rate set forth in subparagraph (i), above. Such Account Balance shall be expressed in terms of a lump sum which shall be actuarially adjusted for a form of payment other than a lump sum.

(iii)

Credited Interest. All Participants will be credited with interest based on a thirty (30) year U.S. Treasury Bond Rate. In the event that subsequent events or regulations make it impermissible to utilize such Bond Rate, the interest rate shall be the annual rate of change of the Consumer Price Index, CPI-U as reported by the Department of Labor, increased by three (3) percentage points. The interest rate shall be determined for November preceding the beginning of the Plan Year. The interest rate so determined shall be applied to a Participant’s beginning of Plan Year Account Balance, but such amount shall not be credited to the Participant’s Account Balance until the last day of the Plan Year. Provided however, in the Plan Year that a Participant terminates and either elects a distribution or is involuntarily cashed out, the Participant’s Pay Credit and interest credit (which shall be prorated based on days of participation in the calendar year over 365) shall be determined and credited to the Participant’s Account Balance as of the date of such termination. The interest rate will be credited for each Plan Year or portion of a Plan Year (pro-rated based on days of participation in the calendar year over 365) until the Participant receives a distribution, whether or not the Participant is still employed by the Employer.

(c)	Despite any other provisions of the Plan, no Participant shall receive any Pay Credits or Credited Interest after December 31, 2008, the intent being that each Participant’s Accrued Benefit shall be frozen as of December 31, 2008.

4.2	Normal Retirement Benefit

A Participant’s normal Retirement Benefit shall equal his or her vested Accrued Benefit, such Accrued Benefit being determined in accordance with Section 4.1 as of the date of Termination, and then adjusted for form of payment.

4.3	Early Retirement Benefit

A Participant’s Early Retirement Benefit, after January 1, 2001, shall equal his or her vested Accrued Benefit determined under Section 4.1(b) as of the date of Termination, and then adjusted for the form of payment. A Participant’s Early Retirement Benefit based on service prior to January 1, 2001, shall be determined under the terms of the Plan in existence on December 31, 2000, as adjusted as required by law.

4.4	Deferred Retirement Benefit

A Participant’s Deferred Retirement Benefit shall equal his or her vested Accrued Benefit as of the date of Termination, and then adjusted for form of payment. Service and Earnings beyond the Normal Retirement Date shall be taken into consideration. In no event shall the benefit provided under this paragraph be less than the retirement benefit to which the Participant would have been entitled if he or she had actually retired on the Normal Retirement Date.

In the event a Participant continues working after the date benefits are required to commence following age 70 pursuant to Section 10.6, the Deferred Retirement Benefit shall be recalculated and adjusted annually.

4.5	Reemployment After Retirement

Upon reemployment, a retired Participant shall continue to receive his or her benefits hereunder, if any, without a suspension due to such re-employment. At the Participant’s subsequent retirement, benefits payable shall be based on his or her Pay Credit(s) and interest determined under Section 4.1(b) and credited after such Participant’s date of re-employment.

4.6	Benefits For Terminated Participants

Benefits other than death benefits under Section 6 of the Plan shall be determined and paid in accordance with the provisions of the Plan in effect on the Participant’s most recent date of Termination of employment. Death benefits under Section 6 of the Plan shall be determined and paid in accordance with the provisions of the Plan in effect on the Participant’s date of death.

4.7	Qualified Military Service

Notwithstanding any provision of this Plan to the contrary, the Plan will provide contributions, benefits and Service Credit with respect to Qualified Military Service in accordance with Code § 414(u).

SECTION 5

FORMS OF PAYMENT

5.1	Forms of Payment

The following forms of benefit payments are available under this Plan at the election of the Participant, with spousal consent, if married:

(a)	Lump Sum Payment

Benefits accrued after January 1, 2001 under the Cash Balance provision of this Plan, Section 4.1(b) shall, at the election of the Participant and with spousal consent, if the Participant is married, be payable as a single lump sum payment. Benefits accrued prior to January 1, 2001, are not eligible for a lump sum payment, except in the case of an involuntary cash-out.

(b)	Whole Life Annuity

A Whole Life Annuity shall be payable monthly from the Retirement Date to the first of the month preceding death. The amount of the monthly benefit shall equal the monthly Normal, Early or Deferred Retirement Benefit, whichever applies. A Whole Life Annuity shall be the normal form of benefit to a single Participant, absent a contrary election.

(c)	Joint and Survivor Annuity

A reduced Joint and Survivor Annuity shall be payable monthly to a retired Participant from the Retirement Date to the first of the month preceding death. Following the Participant’s death, a retirement benefit equal to fifty percent (50%) or one hundred percent (100%) of the reduced amount payable to the retired Participant shall be payable for life to the Participant’s spouse, if living at the time of the Participant’s death. A Participant may elect which percentage shall be payable to the Participant’s spouse. A fifty percent (50%) Joint and Survivor

Annuity shall be the normal form of benefit to a married Participant, absent an election, with spousal consent, to the contrary.

If the spouse dies after the Participant’s retirement income begins, the Participant’s payments will be in the same reduced amount as is otherwise payable under the Joint and Survivor Annuity. If the spouse dies prior to the date as of which the Participant’s retirement income begins, any election of a form of benefit under this Section 5.1(b) shall be automatically canceled. If the Participant dies prior to the date as of which his or her retirement income is to begin, the spouse shall not be entitled to receive any payments under this Section 5.1(b). However, a spouse may be entitled to a benefit under Section 6.

The monthly benefit payable under a fifty percent Joint and Survivor Annuity shall be equal to ninety percent (90%) of the Participant’s Accrued Benefit payable in the form of a Whole Life Annuity. If the spouse is younger than the Participant, four tenths of one percent (0.4%) will be subtracted from the ninety percent reduction factor for each year younger. If the spouse is older than the Participant, four tenths of one percent (0.4%) will be added to the ninety percent reduction factor for each year older, provided, in no event will the applicable reduction factor exceed one hundred percent (100%). Fractional years will be rounded to the nearest whole year.

The monthly benefit payable under a 100 one hundred percent (100%) Joint and Survivor Annuity shall be equal to eighty-two percent (82%) of the Participant’s Accrued Benefit payable in the form of a Whole Life Annuity. If the spouse is younger than the Participant, seven tenths of one percent (0.7%) will be subtracted from the eighty-two percent reduction factor for each year younger. If the spouse is older than the participant, seven tenths of one percent (0.7%) will be added to the eighty-two percent reduction factor for each year older, provided, in no event will the applicable reduction factor exceed one hundred percent (100%). Fractional years will be rounded to the nearest whole year.

5.2	Automatic Form of Benefit

Unless a Participant elects otherwise, benefits shall be paid as provided below:

(a)	Married Participants

Any Participant who is married on his or her Annuity Starting Date shall automatically be deemed to have elected the fifty percent (50%) Joint and Survivor Annuity option, effective as of such date, with his or her spouse on the Annuity Starting Date as the joint annuitant (the “Statutory Joint and Survivor Annuity Option”).

The Retirement Committee shall furnish each married Participant with a written explanation of the terms and conditions of the Joint and Survivor Annuity Options as required under Code § 417(a)(3) and any other form of payment within a reasonable period (at least thirty days (unless such period is waived by the

Participant with spousal consent) but not more than ninety days) before the Annuity Starting Date. A married Participant may reject the Statutory Joint and Survivor Annuity Option and elect another form of payment or revoke an election, by filing a written notice with the Retirement Committee within ninety (90) days prior to his or her Annuity Starting Date. Such initial notice, or subsequent change, must specify the form of payment elected, acknowledge the effect of the election, and must be signed by the Participant’s spouse. The spouse’s signature must be notarized or witnessed by a Plan representative.

(b)	Unmarried Participants

An unmarried Participant shall receive his or her retirement benefits in the form of a Whole Life Annuity.

5.3	Limitation on Forms of Payment

A Participant may not elect a joint annuitant other than his or her spouse. A Participant must elect a form of payment under which payments will be completed within the Participant and Beneficiary’s life times or within their life expectancies as determined in accordance with the final regulations under Section 401(a)(9) of the Code, which are hereby incorporated by reference.

5.4	Directed Rollovers

(a)	General Rule

A Participant, spouse Beneficiary, or former spouse alternate payee who is entitled to a small benefit pursuant to Section 10.8(a) or a lump sum distribution pursuant to Section 5.1(c) may direct the Trustee to pay part or all of the benefit to a trustee or custodian of another employer’s qualified plan which accepts such directed rollovers or an individual retirement account (IRA), subject to the following provisions:

(i)	A Participant may only direct such a rollover if the expected benefit payment during the Plan Year is $200 or more.

(ii)	A Participant may not request a directed rollover of an amount distributed due to the minimum required distribution provision under Section 10.6(b).

(iii)	A Participant may direct the rollover of a distribution to only one qualified plan or IRA.

(iv)	A Participant may direct the rollover of a portion of the distribution and elect to receive the remaining portion of a distribution only if the rollover amount is at least $500.

(v)	A surviving spouse Beneficiary or former spouse who is an alternate payee pursuant to Section 10.9 may direct a rollover under the same terms and conditions as a Participant, except that a surviving spouse Beneficiary may only direct a rollover to an IRA.

(vi)	A Participant provides the information or documentation reasonably requested by the Trustee.

(b)	Notice to Participants

In accordance with Code Section 402(f), the Trustees shall furnish each Participant, Beneficiary and alternate payee eligible for a directed rollover under this Section 5.4 with a written explanation of the directed rollover opportunity and related withholding consequences of not choosing a directed rollover within a reasonable period (at least thirty but not more than ninety days) prior to the Annuity Starting Date; provided, however, that the notice recipient may waive in writing the thirty-day period.

SECTION 6

DEATH AND DISABILITY BENEFITS

6.1	Death Benefit

In the event a vested Participant dies after the effective date of this Amended and Restated Plan and before commencing to receive retirement benefits under the Plan, his or her spouse or dependent children shall receive a benefit, if any, based on Credited Service prior to January 1, 2001, in accordance with the plan terms in existence on December 31, 2000. Effective January 1, 2002, all distributions under the Plan in existence as of December 31, 2000, shall be calculated in accordance with the final regulations issued under Code Section 401(a)(9), which are hereby incorporated by reference. For benefits accrued by a Participant on or after January 1, 2001, the benefit and its commencement date shall be determined as follows:

At the election of the spouse, the portion of such benefit accrued under the cash balance provisions of this Plan on or after January 1, 2001, e.g. Section 4.1(b), shall be payable either in a single lump sum or a life annuity for the life of the spouse that is the Actuarial Equivalent of such lump sum. Payment of such benefit to the spouse shall commence’ when the Participant would have attained age sixty-five (65), unless the spouse consents to an earlier distribution. In the event the Participant is not married, the portion of such benefit accrued under the cash balance provisions of this Plan on or after January 1, 2001, shall be payable in a single lump sum to the Participant’s beneficiary, or if none, to the Participant’s estate. Such payment shall be made as soon as administratively feasible following the Participant’s death and confirmation of the Participant’s marital status and/or beneficiary, but in no event later than December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

6.2	Disability Benefits

There are no disability benefits payable under the Plan. Periods of Disability during which a Participant is entitled to receive disability benefits under a group long term disability plan to which the Employer contributes on his or her behalf, shall be included for purposes of determining Periods of Service and Credited Service only to the extent the period of Disability would otherwise be credited as service under the Plan pursuant to Labor Reg. §2530.200b-9. Periods of Disability shall be similarly treated for purposes of determining Credited Service under the Plan as in effect prior to 2001 (the plan formula in effect on December 31, 2000), notwithstanding Section 6.3 of the plan described in Appendix A. A Participant shall receive Interest Credit for a period of Disability, only to the extent any other Participant is entitled to the credit under the Plan. A Participant’s Earnings shall cease on the date he or she becomes Disabled and the Pay Credit under Section 4.1(b) shall be computed based on Earnings up to any periods of Disability.

The Employer may require a Disabled Participant to submit to a medical examination at any reasonable time.

SECTION 7

VESTING

7.1	Vesting

Each Participant shall have a vested, nonforfeitable right to his or her Accrued Benefit multiplied by the appropriate vesting percentage in accordance with the following table:

Periods of Service	Percent Vested
Less than 5 years	0%
5 years or more	100%

Provided, that unvested Participants transferred from Employer to Ruan Transport Corporation shall carry along their Period of Service, and their Service with Ruan Transport Corporation will be treated as Service under this Plan, for vesting purposes only, until they have a Severance from Service Date with Ruan Transport Corporation.

Provided, further, that unvested Participants transferred from Employer to Northwest Grocers LLC on the effective date of the transaction shall have a 100% vested, nonforfeitable right to their Accrued Benefit under this Plan.

In addition, each Participant shall have a one hundred percent (100%) nonforfeitable right to his or her Accrued Benefit on the first day of the month preceding his or her Normal Retirement Date, provided he or she is an Employee on such date. A participant shall also have a one hundred percent (100%) nonforfeitable right to his or her Accrued Benefit upon death provided that he or she is an Employee on such date, or upon becoming Disabled as of the Participant’s Severance from Service Date. An Employee who Terminates with zero percent (0%) vested shall be deemed “nonvested.”

7.2	Termination Prior to Vesting

(a)	Forfeiture of Service

In the event a nonvested Participant incurs a Period of Severance, and the number of years in such Period of Severance equals or exceeds one year, his or her Period of Service and Credited Service preceding the Severance from Service Date shall be disregarded, and any Accrued Benefit earned prior to the Severance from Service Date shall be forfeited. If a vested Participant incurs a Period of Severance, all Periods of Service and Credited Service before and after the Period of Severance shall be aggregated.

However, if the Participant returns to Service before a five-year Period of Severance, his or her Period of Service and Credited Service preceding the Period of Severance and any Accrued Benefit earned prior to the Period of Severance shall be reinstated.

(b)	Deemed Cash-out of Accrued Benefit

If a Participant Terminates at a time when the Participant’s vested Accrued Benefit is zero, the Participant shall be deemed to have received a distribution of such Accrued Benefit upon Termination and incurring a one year Period of Severance, and shall no longer be a Participant. If the individual resumes employment with the Employer before incurring a five-consecutive-year Period of Severance, the Accrued Benefit will be restored to the amount of such Accrued Benefit on the date of the deemed distribution.

7.3	Termination after Vesting

If a vested Participant terminates employment and elects a distribution of his or her Accrued Benefit and is then re-employed, benefits payable shall be based on his or her Credited Service and Earnings in accordance with Section 4.1(b), accrued after the date of re-employment. As a result a Participant’s Account Balance will reflect an opening balance of zero, at the date of re-hire, and such Account Balance shall be credited only with a Pay Credit based on Earnings and interest after the date of re-hire.

7.4	Forfeitures

Any forfeitures arising under this Plan shall be used only to offset future Employer contributions and shall not affect any Participant’s Accrued Benefit.

SECTION 8

LIMITATIONS ON BENEFITS

8.1	Limitation on Benefits

(a)	General Rule

In the event the Plan terminates, the benefit of any Highly Compensated Employee (and any former Highly Compensated Employee) shall be limited to a benefit that is nondiscriminatory under Code Section 401(a)(4).

(b)	Limit on Annual Payments

Annual payments to an Employee in the “Restricted Group” (as defined below) are restricted to an amount equal to the payments that would be made on behalf of the Employee:

(i)	under a single life annuity that is Actuarially Equivalent to the sum of the Employee’s Accrued Benefit and the Employee’s other benefits under the Plan (other than a Social Security supplement); plus

(ii)	the amount of any Social Security supplement the Employee is entitled to receive.

This restriction will not apply if:

(iii)	after payment to an Employee in the Restricted Group of all “Benefits” (as defined below), the value of Plan assets equals or exceeds one hundred ten percent (110%) of the value of current liabilities, as defined in Code Section 412(1)(7);

(iv)	the value of the Benefits for an Employee in the Restricted Group is less than one percent (1%) of the value of current liabilities before distribution of such Benefits; or

(v)	the value of the Benefits for an Employee in the Restricted Group does not exceed the small benefit amount described in Section 10.8(c).

(c)	Definitions

(i)	the “Restricted Group” consists of the twenty-five highest-paid current and former Highly Compensated Employees, or all current and former Highly Compensated Employees if less than twenty-five;

(ii)	“Benefit” means, loans in excess of the amounts set forth in Code Section 72(p)(2)(A), any periodic income, any withdrawal values payable to a living Employee or former Employee, and any non-insured death benefits; and

(iii)	“Highly Compensated Employee” means:

(a)	an individual who, during the Plan Year or during the preceding Plan Year, is a more than 5% owner of the Employer (applying the constructive ownership rules of Code §318, and applying the principles of Code §318, for an unincorporated entity); or

(b)	who, during the preceding Plan Year, has Compensation in excess of $80,000 (as adjusted by the Commissioner of Internal Revenue for the relevant year) and, if elected by the Employer (and reflected by Plan amendment), was part of the top-paid 20% group of employees (based on Compensation for the preceding Plan Year).

“Compensation” means Compensation as defined in Section 1.10 and 1. 14, except no exclusions from Compensation apply and Compensation must includes “elective contributions” (as defined in Section 1.14).

In determining who is a Highly Compensated Employee, the Administrative Committee may elect to apply the top-paid group election and/or calendar year data election, in accordance with the regulations under Code § 414(q), Notice 97-45 and by other guidance published in the Internal Revenue Bulletin. The effect of the top-paid group election is that an employee (who is not a 5-percent owner at any time during the current year or prior year) with Compensation in excess of $80,000 (as adjusted) for the prior year is a Highly Compensated Employee only if the Employee was in the top-paid group for the prior year. The effect of the calendar year data election is that the prior year is the calendar year beginning with or within the prior year. The top-paid group election and/or calendar year data election must apply to all plans and arrangements of the Employer which reference the highly compensated employee definition in Code § 414(q).

A Highly Compensated Former Employee is based on the rules applicable to determining highly compensated employee status as in effect for that determination year, in accordance with Section 1.414(q)-1T, A-4 of the Temporary Regulations and Notice 97-45.

For Plan Years commencing after December 31, 1996, if a top-paid group election and/or a calendar year data election was made for the purpose of determining the Highly Compensated Employee group such election is recorded below. If no box is checked, no election was made:

1997:	[ ] Top paid group election
[ ] Calendar year data election

1998:	[ ] Top paid group election
[ ] Calendar year data election

1999:	[ ] Top paid group election
[ ] Calendar year data election

2000:	[ ] Top paid group election
[ ] Calendar year data election

Once made, this election applies for all subsequent Plan Years unless changed by the Administrative Committee and reflected by Plan amendment.

(d)	Limitations Not Effective

The limitations contained in this Section 8.1 shall not restrict the amount of the annual payment to an Employee in the Restricted Group provided the Employee agrees to repay an amount necessary for the distribution of assets upon Plan termination to satisfy Code Section 401(a)(4). Such Employee must agree to repay amounts paid to him or her to the extent that they exceed the amount he or she would have received if the restrictions under this Section 8.1 had been applied. The agreement to repay must be secured by deposit in escrow of property having a market value of one hundred twenty-five percent (125%) of the amount subject to repayment. If the value of the property falls below one hundred ten percent (110%) of the repayment amount, the Participant must deposit additional property to again satisfy the one hundred twenty-five percent (125%) requirement. Alternatively, the agreement to repay may be secured or collateralized by posting a bond or letter of credit equal to at least one hundred percent (100%) of the repayment amount. Such bond must be furnished by an insurance company, bonding company or other surety approved by the U.S. Department of Treasury as an acceptable surety for Federal bonds.

Any such repayment agreement shall be terminated and any property in escrow shall be returned, and any bond or letter of credit may be canceled in the event one of the three conditions set forth in Section 8.1(b) is satisfied or the Plan terminates and benefits received by the Participant are nondiscriminatory in accordance with Code Section 401(a)(4).

(e)	Regulatory Authority

This Section 8.1 is intended to comply with Treasury Regulation 1.401(a)(4)-5(b), and shall be superseded to the extent any provision of such regulation conflicts with the limitations stated herein.

8.2	Maximum Annual Benefit Payable Under the Plan

For purposes of this Section 8.2, the Employer and any Affiliated Companies shall be considered a single employer, to the extent required by the Code.

(a)	Primary Rule

Notwithstanding any other Plan provision to the contrary, the annual Employer provided benefit payable to or on behalf of a Participant under the Plan (after any adjustments required under the Plan to reflect commencement of benefits other than at Normal Retirement Date, an optional form of payment or death benefit coverage) shall not exceed the lesser of:

(i)	$90,000 (adjusted in accordance with this Section 8.2), or

(ii)	the Participant’s average annual Compensation from the Employer for the consecutive calendar years (not in excess of three such years) during which he was an active Participant in the Plan and for which such average is highest.

(b)	Cost-of-Living Adjustment

The $90,000 limit prescribed above shall be automatically adjusted for cost-of-living increases, to the maximum permissible dollar limitation determined by the Commissioner of Internal Revenue. The dollar amount applicable in computing the benefit payable to any Participant shall be the dollar amount in effect for the calendar year in which the benefit commences. For 2001, the limit is $140,000; the limit for 2002 and 2003 is $160,000.

(c)	Adjustment for Early or Late Retirement

(i)	Early Retirement

For purposes of Sections 8.2 , effective January 1, 2002, if the Participant’s benefit commences before age 65, the limit prescribed in Section 8.2(a)(i) shall be reduced according to this section to reflect such early commencement. If benefits commence on or after the date the Participant attains age sixty-two but before the Participant attains age 65, there shall be no reduction.

If benefits commence prior to the Participant’s attaining age sixty-two, the limitation for benefits commencing at age sixty-two will be reduced to reflect earlier commencement using the Actuarial Equivalent set forth in Section 1.3, provided that the interest rate used in such reduction factor shall not be less than five percent (5%). Any reduction shall not reflect the mortality decrement to the extent that benefits will not be forfeited upon the death of the Participant.

(ii)	Late Retirement

If the Participant’s benefit commences after the Participant attains 65, the limit prescribed in Section 8.2(a)(i) shall be actuarially increased for purposes of Section 8.2 to reflect such late commencement.

(d)	Annual Benefit

Notwithstanding the foregoing, if the benefit to be paid to a Participant under the Plan is not in the form of an Annual Benefit as described below, the benefit considered to be payable to a Participant under the Plan for purposes of Sections 8.2 shall be Actuarially adjusted to the extent required under Section 415(b)(2) of the Code. For purposes of the foregoing, Annual Benefit means the benefit payable annually in the form of a Whole Life Annuity without ancillary benefits or in the Statutory Joint and Survivor Annuity Option.

(e)	Interest Rate

Any Actuarial adjustments under this Section 8.2 shall be based on the Actuarial factors applicable for comparable purposes under the Plan on the applicable date, except that for all Employees participating in the Plan with one Hour of Service on or after January 1, 2002:

(i)	The interest rate assumption for purposes of adjusting the form of payment pursuant to Section 8.2(d) and adjusting the $90,000 limitation for benefits commencing before age 62 shall be the greater of five percent (5%) or the Plan rate; and

(ii)	The interest rate assumption for purposes of adjusting the $90,000 limitation for benefits commencing after age 62 shall be the lesser of five percent (5%) or the Plan rate.

(f)	Small Benefits

Notwithstanding the foregoing, the benefit payable to a Participant shall be deemed not to exceed the limitations of this Section 8.2 if the following conditions are met:

(i)	The annual benefit derived from Employer contributions under this Plan and all other defined benefit plans of the Employer does not exceed $10,000 for the Plan Year, or for any prior Plan Year, and

(ii)	The Employer has not at any time maintained a defined contribution plan in which the Participant participated.

(g)	Special Provisions Regarding Participants With Fewer Than Ten Years of Participation or Service

In the case of any Participant who participated in the Plan for fewer than ten (10) years, the maximum dollar benefit otherwise applicable under Section 8.2(a)(i) shall be multiplied by a fraction whose numerator is the Participant’s years of participation in the Plan (including fractions thereof, but not less than one (1)) and whose denominator is ten.

In the case of any Participant who was employed by the Employer for fewer than ten (10) years, the maximum benefit otherwise applicable under Sections 8.2(a)(ii) and 8.2(f) shall be multiplied by a fraction whose numerator is the Participant’s years of employment with the Employer (including fractions thereof, but not less than one) and whose denominator is ten.

(h)	Transition Rule

The limitations of this Section 8.2 shall not reduce a Participant’s Accrued Benefit to less than his or her Accrued Benefit as of the end of the last Plan Year beginning before January 1, 1987, disregarding any change in the terms of the Plan and any cost-of-living adjustments after May 5, 1986.

(i)	Aggregation With Other Defined Benefit Plans

If a Participant also participates in any other defined benefit pension plan maintained by the Employer, the provisions of Sections 8.2 shall be applied on an aggregate basis to the benefits payable under this Plan and any such other plan due to the application of this Section shall be made on a pro-rata basis.

SECTION 9

TOP HEAVY PROVISIONS

9.1	Scope

Notwithstanding any Plan provision to the contrary, for any Plan Year beginning after December 31, 2001, in which the Plan is Top Heavy within the meaning of Section 416(8) of the Code, the provisions of this Section 9 shall govern to the extent they conflict with or specify additional requirements to the Plan provisions governing Plan Years which are not Top Heavy.

9.2	Top Heavy Status

(a)	Top Heavy

This Plan shall be “Top Heavy” if, as of the Determination Date, (1) the sum of the Aggregate Accounts of Key Employees, or (2) the Present Value of Accrued Benefits of Key Employees under this Plan and any plan of an Aggregation Group, exceeds sixty percent (60%) of the Aggregate Accounts or the Present Value of Accrued Benefits of all Participants under this Plan and any plan of an Aggregation Group.

The Present Value of Accrued Benefits and/or Aggregate Account balance of a Participant who was previously a Key Employee but is no longer a Key Employee (or his or her Beneficiary) shall not be taken into account for purposes of determining Top Heavy status. Further, a Participant’s Present Value of Accrued Benefits and/or Aggregate Account balance shall not be taken into account if he or she has not performed services for the Affiliated Companies during the one-year period ending on the Determination Date. Except, in the case of a distribution made for reasons other than separation from service, death, disability, “five-year” period shall be substituted for “one-year period” in the preceding sentence.

(b)	Determination Date

Whether the Plan is Top Heavy for any Plan Year shall be determined as of the Determination Date. “Determination Date” means (a) the last day of the preceding Plan Year, or (b) in the case of the first Plan Year, the last day of such Plan Year.

(c)	Valuation Date

“Valuation Date” means, for purposes of determining Top Heaviness, the Determination Date.

(d)	Aggregate Account

“Aggregate Account” means, with respect to a Participant, his or her adjusted account balance in a defined contribution plan, as determined under the top heavy provisions of such plan.

(e)	Present Value of Accrued Benefits

“Present Value of Accrued Benefits” means the sum of:

(i)	the Actuarial Equivalent present value of the Accrued Benefit under the Plan as of the Valuation Date, and

(ii)	distributions prior to the Valuation Date, made during the Plan Year that contains the Determination Date and to the extent required by Section 9.2(a) the four preceding Plan Years. Unrelated rollovers or transfers from this Plan shall be considered distributions. A related rollover or transfer from this Plan shall not be considered a distribution.

An unrelated rollover or transfer is one which is both initiated by the Employee and made between plans of different employers. A related rollover or transfer is one which is either not initiated by the Employee or made between plans of the same employer.

(f)	Key Employee

“Key Employee” means an Employee or former Employee (and his or her Beneficiaries) who, at any time during the Plan Year containing the Determination Date or any of the four preceding Plan Years, is included in one (1) of the following categories as within the meaning of Section 416(i) of the Code and regulations hereunder:

(i)	an officer of the Employer whose annual aggregate Compensation from the Affiliated-Companies $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), provided that no more than fifty (50) Employees shall be considered officers, or if less, the greater of ten percent (10%) of the Employees or three (3),

(ii)	an Employee who owns more than five percent (5%) of the Employer, or

(iii)	an Employee who owns more than one percent (1%) of the Employer with annual aggregate Compensation from the Affiliated Companies that exceeds $150,000.

(g)	Aggregation Group

“Aggregation Group” means the group of plans that must be considered as a single plan for purposes of determining whether the plans within the group are Top Heavy (Required Aggregation Group), or the group of plans that may be aggregated for purposes of Top Heavy testing (Permissive Aggregation Group). The Determination Date for each plan must fall within the same calendar year in order to aggregate the plans:

(i)	the Required Aggregation Group includes each plan of the Affiliated Companies in which a Key Employee is a participant in the Plan Year containing the Determination Date or any of the four preceding Plan Years, and each other plan of the Affiliated Companies which, during this period, enables any plan in which a Key Employee participates to meet the minimum participation standards or nondiscriminatory contribution requirements of Code Sections 401(a)(4) and 410; and

(ii)	a Permissive Aggregation Group may include any plan sponsored by an Affiliated Company, provided the group as a whole continues to satisfy the minimum participation standards and nondiscriminatory contribution requirements of Code Sections 401(a)(4) and 410.

Each plan belonging to a Required Aggregation Group shall be deemed Top Heavy or non-Top Heavy in accordance with the group’s status. in a Permissive Aggregation Group that is determined Top Heavy only those plans that are required to be aggregated shall be Top Heavy. In a Permissive Aggregation Group that is not Top Heavy, no plan in the group shall be Top Heavy.

9.3	Minimum Benefit

(a)	General Rule

For any Top Heavy Plan Year, a non-Key Employee who completes a one-year Period of Service shall have an Accrued Benefit at least equal to the minimum benefit described herein. The minimum Accrued Benefit at any point in time equals the lesser of:

(i)	two percent multiplied by the number of Top Heavy years of Service, or

(ii)	twenty percent,

multiplied by such Participant’s “average Compensation.” “Average Compensation” means a Participant’s average Compensation for the five consecutive years when such Participant had the highest aggregate Compensation from the Employer. However, Compensation received for non-Top Heavy Plan Years shall be disregarded. The benefit described herein is expressed as an annual benefit in the form of a single life annuity (with no ancillary benefits), commencing at the Participant’s normal retirement age.

A non-Key Employee shall not be denied this minimum benefit because he or she was not employed on a specified date, failed to make any mandatory employee contribution, or failed to earn a specified amount of Compensation.

(b)	Special Two Plan Rule

Where this Plan and a defined contribution plan belong to an Aggregation Group that is determined Top Heavy, the Employer shall not be required to provide the minimum benefit under (a) above on behalf of any non-Key Participant who also participates in the defined contribution plan if the Employer contributions, including matching contributions, and forfeitures under the defined contribution plan equal five percent (5%) of each non-Key Participant’s Compensation.

9.4	Vesting

(a)	Top Heavy Schedule

For any Top Heavy Plan Year, each Participant who completes an Hour of Service in such Year shall become vested and have a nonforfeitable right to retirement benefits he or she has earned under the Plan in accordance with the following table:

Periods of Service	Vesting Percentage
Less than 3 Years	0%
3 or more Years	100%

Provided, however, that a Participant’s vesting percentage shall not be less than the percentage determined under the table in Section 7.1.

(b)	Return to Non-Top Heavy Status

If the Plan becomes Top Heavy and ceases to be Top Heavy in any subsequent Plan Year, the vesting schedule shall automatically revert to the vesting schedule in effect before the Plan became Top Heavy. Such reversion shall be treated as a Plan amendment pursuant to the terms of the Plan, and shall not cause a reduction of any Participant’s nonforfeitable interest in the Plan on the date of such amendment.

A Participant with three (3) or more one-year Periods of Service with the Employer as of the end of the election period, may elect to remain covered by the Top Heavy vesting schedule. The Participant’s election period shall commence on the adoption date of the amendment and shall end sixty (60) days after the latest of,

(i)	the adoption date of the amendment,

(ii)	the effective date of the amendment, or

(iii)	the date the Participant receives written notice of the amendment from the Retirement Committee.

SECTION 10

ADMINISTRATION OF THE PLAN

10.1	Plan Administrator

The Plan Administrator shall be the Retirement Committee. The Board shall appoint a Retirement Committee composed of at least three persons, which shall carry out the general administration of the Plan. Every member of the Retirement Committee shall be deemed a fiduciary. No Retirement Committee member who is an Employee shall receive compensation with respect to his or her service on the Retirement Committee. Any member of the Retirement Committee may resign by delivering written resignation to the Company and to the Retirement Committee. The Company may remove or replace any member of the Retirement Committee at any time.

10.2	Organization and Procedures

The Company shall designate a chairman from the members of the Retirement Committee. The Retirement Committee shall appoint a secretary, who may or may not be a member of the Retirement Committee. The secretary shall have the primary responsibility for keeping a record of all meetings and acts of the Retirement Committee and shall have custody of all documents, the preservation of which shall be necessary or convenient to the efficient functioning of the Retirement Committee. The chairman of the Retirement Committee shall be the agent of the Plan for service of legal process. All reports required by law may be signed by the chairman or another member of the Retirement Committee designated by the Committee on behalf of all members of the Retirement Committee.

The Retirement Committee shall act by a majority of its members in office and such action may be taken either by a vote at a meeting, or in writing without a meeting. The Retirement Committee may meet in any location in which Associated Grocers, Inc. does business. The Retirement Committee may adopt such by-laws and regulations, as it deems desirable for the conduct of its affairs. A member of the Retirement Committee who is also a Participant shall not vote or act on any matter relating solely to such member.

10.3	Duties and Authority of Retirement Committee

(a)	Administrative Duties

The Retirement Committee shall administer the Plan in a nondiscriminatory manner for the exclusive benefit of Participants and their Beneficiaries. The Retirement Committee shall perform all such duties as are necessary to supervise the administration of the Plan and to control its operation in accordance with the terms thereof, including, but not limited to, the following:

(i)	Make and enforce such rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan;

(ii)	Interpret the provisions of the Plan and resolve any question arising under the Plan, or in connection with the administration or operation thereof;

(iii)	Make all determinations affecting the eligibility of any Employee to be or become a Participant;

(iv)	Determine eligibility for and amount of retirement benefits for any Participant;

(v)	Authorize and direct the Trustee with respect to all disbursements of benefits under the Plan;

(vi)	Employ and engage such persons, counsel and agents and obtain such administrative, clerical, medical, legal, audit and actuarial services as it may deem necessary in carrying out the provision of the Plan;

(vii)	Delegate and allocate specific responsibilities and duties imposed by the Plan to one (1) or more employees, officers or such other persons as the Retirement Committee deems appropriate.

(b)	Investment Authority

The Retirement Committee shall establish an investment policy consistent with the purposes of the Plan and the requirements of applicable law, as appropriate from time to time. The Retirement Committee shall have responsibility or authority to manage, acquire, dispose, or invest Plan assets to the extent such responsibility and authority is not delegated to an Investment Manager or Trustee.

(c)	General Authority

The Retirement Committee shall have all powers necessary or appropriate to carry out its duties, including the discretionary authority to interpret the provisions of the Plan and to decide any issues of fact or law. Any interpretation or construction of or action by the Retirement Committee with respect to the Plan and its administration shall be conclusive and binding upon any and all parties and persons affected hereby, subject to the exclusive appeal procedure set forth in Section 10.7. Absent an abuse of discretion, such a decision must be upheld by a court of law.

10.4	Expenses

All reasonable expenses which are necessary to operate and administer the Plan may be deducted from the Trust Fund or, at the election of the Company, paid directly by the Company or an Employer.

10.5	Bonding and Insurance

To the extent required by law, every Retirement Committee member, every fiduciary of the Plan and every person handling Plan funds shall be bonded. The Retirement Committee shall take such steps as are necessary to assure compliance with applicable bonding requirements. The Retirement Committee may apply for and obtain fiduciary liability insurance insuring the Plan against damages by reason of breach of fiduciary responsibility at the Plan’s expense and insuring each fiduciary against liability to the extent permissible by law at the Employer’s expense. The Company, in its sole discretion, may require each participating Employer to share in the cost of such insurance.

10.6	Commencement of Benefits

(a)	Conditions of Payment

Benefit payments under the Plan shall not be payable prior to the fulfillment of the following conditions:

(i)	The Retirement Committee has been furnished with such applications, proofs of birth or death, address, form of benefit election, spouse consent if required, and other information the Retirement Committee deems necessary;

(ii)	The Participant has Terminated employment with the Employer, reached age seventy and one half (70 1/2) or died; and

(iii)	The Participant or Beneficiary is eligible to receive benefits under the Plan as determined by the Retirement Committee.

(b)	Commencement of Payment

Unless a Participant elects otherwise, the payment of benefits shall commence no later than sixty (60) days after the end of the Plan Year in which the latest of the following occurs:

(i)	the Participant reaches Normal Retirement Date,

(ii)	the tenth anniversary of the year in which the Participant commenced participation in the Plan, or

(iii)	the Participant terminates employment with the Employer,

provided that payments shall not commence later than the April 1 following the calendar year in which the Participant reaches age seventy and one half (70 1/2) (or April 1, 1990, if later). Notwithstanding the above, if the Participant attained age seventy and one half (70 1/2) prior to January 1, 1988, and was not a five percent (5%) owner at any time after age sixty-six and one half (66 1/2) payments shall commence upon termination of employment.

In no event shall payments in a form other than the automatic form described in Section 5.2 commence prior to the Participant’s Normal Retirement Age if the Actuarially Equivalent present value of the Participant’s Accrued Benefit at the time benefits commence exceeds $1,000 without the written consent of the Participant and the spouse, if any. Spouse consent must acknowledge the effect of such election and must be notarized or witnessed by a Plan representative.

If the information required in Section 10.6(a) above is not available prior to such date, the amount of payment will not be ascertainable. In such event, the commencement of payment shall be delayed until no more than sixty (60) days after the date the amount of such payment is ascertainable.

10.7	Appeal Procedure

(a)	Submission of Claim

A claim for benefit payment shall be considered filed when an application form is submitted to the Retirement Committee.

(b)	Notice of Denial

Any time a claim for benefits is wholly or partially denied, the Participant or Beneficiary (hereinafter “Claimant”) shall be given written notice of such action within ninety (90) days after the claim is filed, unless special circumstances require an extension of time for processing. (If there is an extension, the Claimant shall be notified of the extension and the reason for the extension within the initial ninety (90) day period. The extension shall not exceed 180 days after the claim is filed.) Such notice will indicate the reason for denial, the pertinent provisions of the Plan on which the denial is based, an explanation of the claims appeal procedure set forth herein, and a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary.

(c)	Right to Request Review

Any person who has had a claim for benefits denied by the Retirement Committee, who disputes the amount of benefit payment determined by the Retirement Committee, or who is otherwise adversely affected by action of the Retirement Committee, shall have the right to request review by the Retirement Committee. Such request must be in writing, and must be made within sixty (60) days after such person is advised of the Retirement Committee’s action. If written request for review is not made within such sixty (60) day period, the Claimant shall forfeit his or her right to review. The Claimant or a duly authorized representative of the Claimant may review all pertinent documents and submit issues and comments in writing.

(d)	Review of Claim

The Retirement Committee shall then review the claim. It may hold a hearing if it deems it necessary and shall issue a written decision reaffirming, modifying, or setting aside its former action within sixty (60) days after receipt of the written request for review, or 120 days if special circumstances, such as a hearing, require an extension. The Claimant shall be notified in writing of any such extension within sixty (60) days following the request for review. A copy of the decision shall be furnished to the Claimant. The decision shall set forth its reasons and pertinent Plan provisions on which it is based. The decision shall be final and binding upon the Claimant and the Retirement Committee, and all other persons involved. The Retirement Committee has the discretionary authority to decide all issues of fact or law arising under the Plan.

10.8	Plan Administration - Miscellaneous

(a)	Limitations on Assignments

Benefits under the Plan may not be assigned, sold, transferred, or encumbered, and any attempt to do so shall be void. The interest of a Participant in benefits under the Plan shall not be subject to debts or liabilities of any kind and shall not be subject to attachment, garnishment or other legal process, except as provided in Section 10.9 relating to Domestic Relations Orders, in Code § 401(a)(13) relating to certain judgments and settlements, or otherwise permitted by law.

(b)	Masculine and Feminine, Singular and Plural

Whenever used herein, pronouns shall include the opposite gender, and the singular shall include the plural and the plural shall include the singular whenever the context shall plainly so require.

(c)	Small Benefits

For Participants who receive distributions on or after March 28, 2005, and in cases where the Actuarially Equivalent present value of a vested or payable benefit is less than or equal to $1,000, the Retirement Committee shall direct such present value be paid in a lump sum distribution as soon as practical following Termination and prior to the Annuity Starting Date. Neither Participant nor spousal consent is required for such a distribution.

(d)	No Additional Rights

No person shall have any rights in or to the Trust Fund, or any part thereof, or under the Plan, except as, and only to the extent, expressly provided for in the Plan. Neither the establishment of the Plan, the accrual of benefits under the Plan nor any action of the Employer or the Retirement Committee shall be held or construed to confer upon any person any right to be continued as an Employee, or, upon dismissal, any right or interest in the Trust Fund other than as herein provided. The Employer expressly reserves the right to discharge any employee at any time.

(e)	Governing Law

This Plan shall be construed in accordance with applicable federal law and the laws of the State of California, wherein venue shall lie for any dispute arising hereunder.

(f)	Disclosure to Participants

Each Participant shall be advised of the general provisions of the Plan and, upon written request addressed to the Retirement Committee, shall be furnished any information requested regarding the Participant’s status, rights and privileges under the Plan as may be required by law.

(g)	Income Tax Withholding Requirements

Any retirement benefit payment made under the Plan shall be subject to any applicable income tax withholding requirements. For this purpose, the Retirement Committee shall provide the Trustee with any information the Trustee needs to satisfy such withholding obligations and with any other information that may be required by regulations promulgated under the Code.

(h)	Severability

If any provision of this Plan shall be held illegal or invalid for any reason, such determination shall not affect the remaining provisions of this Plan, which shall be construed as if said illegal or invalid provision had never been included.

(i)	Facility of Payment

In the event any benefit under this Plan shall be payable to a person who is under legal disability or is in any way incapacitated so as to be unable to manage his or her financial affairs, the Retirement Committee may direct payment of such benefit to a duly appointed guardian, committee or other legal representative of such person, or in the absence of a guardian or legal representative, to a custodian for such person under a Uniform Gifts to Minors Act or to any relative of such person by blood or marriage, for such person’s benefit. Any payment made in good faith pursuant to this provision shall fully discharge the Employer and the Plan of any liability to the extent of such payment.

(j)	Correction of Errors

Any Employer contribution to the Trust Fund made under a mistake of fact (or investment proceeds of such contribution if a lesser amount) shall be returned to the Employer within one (1) year after payment of the contribution.

In the event an incorrect amount is paid to a Participant or Beneficiary, any remaining payments may be adjusted to correct the error. The Retirement Committee may take such other action it deems necessary and equitable to correct any such error.

(k)	Missing Persons

In the event a distribution is required to commence and the Participant or Beneficiary cannot be located, the Employer shall attempt to contact the Participant or Beneficiary by return receipt mail at his or her last known address according to the Employer’s records, and by the letter forwarding services offered through the Internal Revenue Service, or the Social Security Administration, or such other means as the Retirement Committee deems appropriate.

(l)	Spouse Consent

In the event spouse consent is required for any Plan purpose, such consent shall acknowledge the effect of the consent, the consent must be in writing, and it must be witnessed by a notary public or Plan representative; provided, written consent will not be required if the Participant establishes to the satisfaction of the Employer that no spouse exists, or the spouse cannot be located.

10.9	Domestic Relations Orders

Notwithstanding any Plan provisions to the contrary, benefits under the Plan may be paid to someone other than the Participant, Beneficiary or joint annuitant, pursuant to a Qualified Domestic Relations Order, in accordance with Section 414(p) of the Code. A Qualified Domestic Relations Order is a judgment, decree, or order (“Order”) (including approval of a property settlement agreement) that:

(a)	relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant;

(b)	is made pursuant to a state domestic relations law (including a community property law);

(c)	creates or recognizes the existence of an alternate payee’s right to, or assigns to an alternate payee the right to receive all or a portion of the benefits payable to a Participant under the Plan;

(d)	specifies the name and last known address of the. Participant and each alternate payee;

(e)	specifies the amount or method of determining the amount of benefit payable to an alternate payee;

(f)	specifies the number of payments or period during which payments are to be made;

(g)	names each plan to which the order applies;

(h)	does not require any form, type or amount of benefit not otherwise provided under the Plan;

(i)	does not conflict with a prior Domestic Relations Order that meets the requirements of this section.

Payments to an alternate payee pursuant to a Qualified Domestic Relations Order may commence as soon as practicable after it has determined that the Domestic Relations Order is qualified, regardless of whether the Participant continues working after that date, or has reached his or her Early or Normal Retirement Date, and may be made in any of the payment options described in Section 5, other than a Joint and Survivor Annuity.

The Retirement Committee shall determine whether an order meets the requirements of this section within a reasonable period after receiving an order. The Retirement Committee shall notify the Participant and any alternate payee that an order has been received and with respect to benefits which are in pay status shall establish a separate account under the Plan for any alternate payee pending determination that an order meets the requirements of this section. If within eighteen (18) months after such separate account is established the order has not been determined to be a qualified Order, the amount in the separate account shall be distributed to the individual who would have been entitled to such amount if there had been no order. Any distribution to an alternate payee hereunder shall result in an appropriate reduction to the Participant’s Accrued Benefit, hereunder.

10.10	Plan Qualification

Any modification or amendment of the Plan may be made retroactive, as necessary or appropriate, to establish and maintain a “qualified plan” pursuant to Section 401 of the Code, and ERISA and regulations thereunder and the exempt status of the Trust Fund under Section 501 of the Code.

10.11	Deductible Contribution

Notwithstanding anything herein to the contrary, any contribution by the Employer to the Trust Fund is conditioned upon the deductibility of the contribution by the Employer under the Code and, to the extent any such deduction is disallowed, the Employer may within one (1) year following a final determination of the disallowance, demand repayment of such disallowed contribution and the Trustee shall return such contribution less any losses attributable thereto to the Employer within one (1) year following the disallowance.

10.12	Participant Rollovers

This plan shall not accept Participant rollover contributions.

10.13	Payment of Benefits Through Purchase of Annuity Contract

In lieu of paying benefits directly from the Trust Fund to a Participant or Beneficiary, the Trustee may purchase, with Trust Fund assets, an individual annuity contract from an insurance company which, as far as possible, provides benefits equal to (or Actuarially Equivalent to) those provided in the Plan for such Participant or Beneficiary, but provides no optional form of retirement income or benefit which would not be permitted under the Plan, whereupon the liability of the Trust Fund and of the Plan will cease and terminate with respect to such benefits that are so purchased and for which the premiums are duly paid. Such an individual annuity contract may be purchased by the Trustee on a single-premium basis or on the basis of annual premiums payable over a period of years and may be purchased at any time on or after the Participant’s Retirement Date or death to provide the benefits due under the Plan to the Participant or Beneficiary on or after the date of such purchase.

Any annuity contract distributed by the Trustee to a Participant or Beneficiary under the provisions of the Plan shall bear on the face thereof the designation “NOT TRANSFERABLE”, and such contract shall contain a provision to the effect that the contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the issuer thereof.

SECTION 11

PARTICIPATING EMPLOYERS

11.1	Plan Adoption

From time to time the Company may advise the Retirement Committee and the Trustee that an Affiliated Company wishes to adopt the Plan and that the Company consents to such adoption. All participating Employers who have adopted the Plan are listed from time to time in Appendix “B”. A participating Employer shall evidence its adoption of the Plan through appropriate corporate action (for example, board of directors meeting minutes).

In the event a participating Employer wishes to modify the Plan terms with respect to its Employees, the Company and the participating Employer shall execute an adoption agreement, which will state the effective date of participation of such Affiliated Company, which shall evidence the acceptance by such Affiliated Company of the terms and provisions of the Plan and which also contains the variations from the Plan which are peculiar to such Affiliated Company. Upon execution of an adoption agreement, such Affiliated Company shall become an Employer (as defined in Section 1.17) and shall be known as a participating Employer.

Each participating Employer shall be deemed to be a party to this Plan, provided, however, that with respect to all of its relations with the Trustee for purposes of this Plan, each participating Employer shall be deemed to have irrevocably designated Associated Grocers, Inc. and the Retirement Committee as its agent.

11.2	Transfer of Employees

It is anticipated that Employees may be transferred between Employers and in the event of such transfer; the Employee involved shall carry along his or her accumulated Period of Service and Credited Service.

11.3	Withdrawal From the Plan

An Employer may withdraw from the Plan by giving sixty days notice in writing of its intention to withdraw to the Board and the Retirement Committee.

SECTION 12

AMENDMENT AND TERMINATION

12.1	Amendment - General

It is the Company’s intention that the Plan will continue indefinitely, however, the Company shall have the right to amend, terminate, or partially terminate this Plan at any time subject to any advance notice or other requirements of ERISA. Any amendment or termination of the Plan shall be made in writing and shall be pursuant to resolutions adopted by the Board of Directors of the Company, and any amendment or termination of an adoption agreement shall be made in writing and shall be pursuant to resolutions adopted by the Board of Directors of the Company and the board of directors of the applicable Employer. A Participating Employer shall not amend the Plan or an adoption agreement without the consent of the Company.

Notwithstanding the foregoing, the President of the Company may modify, alter, or amend the Plan in whole or in part as may be necessary or appropriate (1) to comply with applicable laws and regulations and to implement changes that are permitted or required by such laws and regulations, (2) to make administrative changes to the Plan, and (3) to make other changes to the Plan that do not significantly affect the cost to the Company of offering the Plan. Provided, however, that no such modification, alteration or amendment shall enlarge the duties or responsibilities of the Trustee without its consent; and provided, further, that no modifications, alterations, or amendments to the Plan shall become effective unless and until the Company shall have complied with any conditions precedent imposed by applicable law or by any agreements or contracts to which the Company or a subsidiary of the Company is a party or is otherwise bound. Any modification, alteration or amendment adopted by the President pursuant to this Article shall be reported to the Board within two and one-half (2 1/2) months after the close of the calendar year of adoption.

12.2	Amendment - Consolidation or Merger

In the event the Plan’s assets and liabilities are merged into, transferred to or otherwise consolidated with any other retirement plan, then such must be accomplished so as to ensure that each Participant would (if the other retirement plan then terminated) receive a benefit immediately after the merger, transfer or consolidation, which is equal to or greater than the benefit the Participant would have been entitled to receive immediately before the merger, transfer or consolidation (as if the Plan had then terminated). This provision shall not be construed as limiting the powers of the Company to appoint a successor Trustee.

12.3	Termination of the Plan

The Company or the Participating Employer shall have the right to terminate or partially terminate this Plan at any time subject to any advance notice or other requirements of ERISA. The termination of the Plan shall not cause or permit any part of the Trust Fund to be diverted to purposes other than for the exclusive benefit of the Participants, or cause or permit any portion of the Trust Fund to revert to or become the property of an Employer at any time prior to the satisfaction of all liabilities with respect to the Participants.

Upon termination of this Plan, the Retirement Committee shall continue to act for the purpose of complying with the preceding paragraph and shall have all power necessary or convenient to the winding up and dissolution of the Plan as herein provided. While so acting, the Retirement Committee shall be in the same status and position with respect to other persons as if the Plan remained in existence.

12.4	Allocation of the Trust Fund on Termination of Plan

In the event of a complete Plan termination, the right of each Participant to benefits accrued to the date of such termination that would be vested under the provisions of the Plan in the absence of such termination shall continue to be vested and nonforfeitable; and the right of each Participant to any other benefits accrued to the date of termination shall be fully vested and nonforfeitable to the extent then funded under the priority rules set forth in Section 4044 of ERISA. In any event, a Participant or a Beneficiary shall have recourse only against Plan assets for the payment of benefits thereunder, subject to any applicable guarantee provisions of Title IV of ERISA. The Retirement Committee shall direct the Trustee to allocate Trust assets to those affected Participants to the extent and in the order of preference set forth in Section 4044 of ERISA. The assets so allocated shall be distributed, as determined by the Retirement Committee, either wholly or in part by purchase of nontransferable annuity contracts or lump-sum payments. If Trust Fund assets as of the date of Plan termination exceed the amounts required under the priority rules set forth in Section 4044 of ERISA, such excess shall, after all liabilities of the Plan have been satisfied, revert to the Employer to the extent permitted by applicable law.

If at any time the Plan is terminated with respect to any group of Participants under such circumstances as to constitute a partial Plan termination within the meaning of Section 411(d)(3) of the Code, each affected Participant’s right to benefits that have accrued to the date of partial termination that would be vested under the provisions of the Plan in the absence of such termination shall continue to be so vested; and the right of each affected Participant to any other benefits accrued to the date of such termination shall be vested to the extent assets would be allocable to such benefits under the priority rules set forth in Section 4044 of ERISA in the event of a complete Plan termination. In any event, affected Participants shall have recourse only against Plan assets for payment of benefits thereunder, subject to any applicable guarantee provisions of Title IV of ERISA. Subject to the foregoing, the vested benefits of such Participants shall be payable as though such termination had not occurred; provided, however, that the Retirement Committee, in its discretion, subject to any necessary governmental approval, may direct that the amounts held in the Trust Fund that are allocable to the Participants as to whom such termination occurred be segregated by the Trustee as a separate plan. The assets thus allocated to such separate plan shall be applied for the benefit of such Participants in the manner described in the preceding paragraph.

SECTION 13

FUNDING

13.1	Contributions to the Trust

As a part of this Plan the Company shall maintain a Trust. From time to time, the Employers shall make such contributions to the Trust as it determines, with the advice of the Company’s actuary, are required to maintain the Plan on a sound actuarial basis.

Participants are not required or permitted to make contributions to the Plan.

13.2	Trust Fund for Exclusive Benefit of Participants

The Trust is for the exclusive benefit of Participants. Except as provided in Sections 10.8(j) (Correction of Errors), 10.9 (Domestic Relations Orders) and 10.11 (Deductible Contributions), no portion of the Trust shall be diverted to purposes other than this or revert to or become the property of an Employer at any time prior to the satisfaction of all liabilities with respect to the Participants.

13.3	Trustee

As a part of this Plan, the Company has entered into a trust agreement with a Trustee. The Board has the power and duty to appoint the Trustee and it shall have the power to remove the Trustee and appoint successors at any time. As a condition to exercising its power to remove any Trustee hereunder, the Company must first enter into an agreement with a successor Trustee. The Retirement Committee may delegate the authority to direct the investment of all or a portion of the Trust Fund to the Trustee.

13.4	Investment Manager

The Board has the power to appoint, remove or change from time to time an Investment Manager to direct the investment of all or a portion of the Trust Fund held by the Trustee. For purposes of this section “Investment Manager” shall mean any fiduciary (other than the Trustee) who:

(a)	has the power to manage, acquire, or dispose of any asset of the Plan;

(b)	is either

(i)	registered as an investment adviser under the Investment Advisers Act of 1940, or

(ii)	is a bank, or

(iii)	is an insurance company qualified under the laws of more than one (1) state to perform, the services described in subparagraph (a); and

(c)	has acknowledged in writing that he, she or it is a fiduciary with respect to the plan.

SECTION 14

FIDUCIARIES

14.1	Limitation of Liability of the Employer and Others

No Participant shall have any claim against an Employer, the Company, the Board, or the Retirement Committee, or against their directors, officers, members, agents or representatives, for any benefits under the Plan, and such benefits shall be payable solely from the Trust; nor, to the extent permitted by law, shall an Employer, the Company, the Board, the Retirement Committee or their directors, officers, members, agents or representatives incur any liability to any person for any action taken or suffered or omitted to be taken by them under the Plan in good faith.

14.2	Indemnification of Fiduciaries

In order to facilitate the recruitment of competent fiduciaries, an Employer adopting this Plan agrees to provide the indemnification as described herein. This provision shall apply to its Employees who are considered Plan fiduciaries including without limitation, members of the Board of Directors, Retirement Committee members, any agent of the Retirement Committee, or any other of its officers, directors or Employees. Notwithstanding the preceding, this provision shall not apply and indemnification will not be provided for any Trustee or Investment Manager appointed as provided in this Plan.

14.3	Scope of Indemnification

An Employer agrees to indemnify an Employee fiduciary as described above for all acts taken in good faith in carrying out his or her responsibilities under the terms of this Plan or other responsibilities imposed upon such fiduciary by ERISA. This indemnification for all acts is intentionally broad but shall not provide indemnification for gross negligence, willful misconduct, embezzlement or diversion of Plan assets for the benefit of the Employee fiduciary. The Employer agrees to indemnify Employee fiduciaries described herein for all expenses of defending an action by a Participant, Beneficiary or government entity, including all legal fees for counsel selected with the consent of the Employer and other costs of such defense. The Employer will also reimburse an Employee fiduciary for any monetary recovery in any court or arbitration proceeding. In addition, if the claim is settled out of court with the concurrence of the Employer, the Employer will indemnify an Employee fiduciary for any monetary liability under said settlement. The Employer shall have the right, but not the obligation, to conduct the defense of such persons in any proceeding to which this Section 14.3 applies. The Employer may satisfy its obligations under this Section 14.3 in whole or in part through the purchase of a policy or policies of insurance providing equivalent protection.

The Retirement Plan for Employees of Associated Grocers, Inc., as amended and restated herein, is adopted by Unified Grocers, Inc., as successor sponsor to Associated Grocers, Inc.

IN WITNESS WHEREOF, the Unified Grocers, Inc. has caused this Plan to be duly executed on this 29 day of December, 2008, to be effective as of December 31, 2008.

UNIFIED GROCERS, INC.

By:	/s/ Robert M. Ling, Jr.
Its:	Executive Vice President & General Counsel

APPENDIX A

to the

AMENDED AND RESTATED CASH BALANCE RETIREMENT PLAN

FOR EMPLOYEES OF ASSOCIATED GROCERS, INC.

1.	Retirement Plan for Employees of Associated Grocers, Inc., effective October 1, 1994, executed September 27, 1995

2.	First Amendment to Retirement Plan, effective October 1, 1994 and September 1, 1996, executed September 17, 1996

3.	Amendment to Retirement Plan, effective December 31, 2000, executed December 12, 2000

APPENDIX B

to the

AMENDED AND RESTATED CASH BALANCE RETIREMENT PLAN

FOR EMPLOYEES OF ASSOCIATED GROCERS, INC.

“Employer” as defined in Section 1.17 to the Retirement Plan for Employees of Associated Grocers, Inc. shall also include the following employers during the specified period of time.

Employer	Beginning	Ending